EXHIBIT 5.1
March 8, 2006
PLATO Learning, Inc.
10801 Nesbitt Avenue South Bloomington, Minnesota 55437
Re: Registration Statement on Form S-8 of PLATO Learning, Inc. (the “Registration Statement”)
Ladies and Gentlemen:
     This opinion is being delivered by us, as special counsel to PLATO Learning, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to 1,794,904 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the grant of certain restricted stock unit and other awards or upon the exercise of certain stock options (collectively, the “Plan Awards”) that may be issued pursuant to the PLATO Learning Inc. 2006 Stock Incentive Plan (the “Plan”).
     This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of issuance of the Common Stock, the filing of the Registration Statement and the approval of the Plan. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Plan Award prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     Based upon and subject to the assumptions, qualifications and limitations set forth herein, and assuming that the shares of Common Stock reserved for issuance under the Plan remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, we are of the opinion that all shares of Common Stock issued pursuant to the Plan will be, upon exercise of or grant of Plan Awards in accordance with the terms of the Plan and, if applicable, payment of the specified exercise price therefor and/or the expiration of the specified vesting, restricted or performance period, validly issued, fully paid and non-assessable shares of Common Stock.
     The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.
Very truly yours,
/s/ WINSTON & STRAWN LLP